UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 11, 2008

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 11, 2008, Immunicon Corporation (the “Registrant”) and each of its wholly-owned subsidiaries entered into a definitive Asset Purchase Agreement (the “Agreement”) to sell substantially all of its assets, including its Cell Search and RF Poseidon FISH Probe product lines, to Veridex, LLC (“Veridex”). The Agreement provides that Veridex will pay the Registrant and its subsidiaries $31 million in cash, subject to certain upwards or downwards closing date adjustments, plus the discharge and release of certain claims owing to Veridex and the assumption of certain trade accounts payable liabilities and certain contracts. Veridex will not assume any existing indebtedness of the Registrant. Veridex has made a $3,308,750 cash deposit which will be credited to the purchase price upon the closing of the transaction. The Agreement requires the Registrant to pay Veridex a breakup fee of $1,000,000 and to reimburse expenses of up to $300,000 under certain circumstances. The Agreement was announced in a press release dated June 11, 2008, attached hereto as Exhibit 99.1.

Because the Agreement was signed by the Registrant as a debtor in possession in a chapter 11 case (see Item 1.03 below), the sale must be conducted under the provisions of Chapter 11, Section 363 of the U.S. Bankruptcy Code, subject to Bankruptcy Court approval and an auction process to be determined by the Bankruptcy Court.

We anticipate that the net proceeds of the sale, after paying costs associated with the sale, will first be used to satisfy the obligations of the Registrant and its wholly-owned subsidiaries to their creditors. We anticipate that any remaining proceeds will be distributed to stockholders of the Registrant on a pro rata basis.

The proposed sale is subject to approval by the Bankruptcy Court, an auction process to be determined by the Bankruptcy Court and other closing conditions, as more fully described in the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 1.03	Bankruptcy or Receivership.

On June 11, 2008, the Registrant and its wholly-owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Each of the Registrant and such subsidiaries remains in possession of its assets and properties and continues to operate its business as a “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filing of the Chapter 11 cases described in Item 1.03 above constitutes an event of default under the terms of the Registrant’s Subordinated Convertible Notes (the “Notes”). Upon an event of default under the Notes, the noteholders may, among other actions, require the Registrant to redeem all or a portion of the outstanding Notes at a redemption price equal to (a) the outstanding principal balance of and accrued interest on the Notes, multiplied by (b) 120%. As of the date of the event of default, approximately $21,150,730.13 of principal and accrued interest was outstanding and payable by the Company under the Notes. Any payments to the noteholders pursuant to the terms of the Notes will be subject to the jurisdiction and approval of the Bankruptcy Court.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Asset Purchase Agreement, entered into as of June 11, 2008, by and among Veridex, LLC, as Buyer, and Immunicon Corporation, Immunivest Corporation, IMMC Holdings, Inc. and Immunicon Europe, Inc., each as Seller.

99.1	Press release dated June 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ BYRON D. HEWETT
Byron D. Hewett
President and Chief Executive Officer

Dated: June 11, 2008

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement, entered into as of June 11, 2008, by and among Veridex, LLC, as Buyer, and Immunicon Corporation, Immunivest Corporation, IMMC Holdings, Inc. and Immunicon Europe, Inc., each as Seller.

99.1	Press release dated June 11, 2008.

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